Exhibit 99.1

For Immediate Release

Ignite Restaurant Group Reports Fourth Quarter 2014 Financial Results

Houston, TX—(BUSINESS WIRE)—March 12, 2015 - Ignite Restaurant Group (NASDAQ: IRG) today reported financial results for the fourth quarter and fiscal year ended December 29, 2014.

Highlights for the fourth quarter of 2014 were as follows:

●	Total revenues were $177.3 million, compared to $186.9 million in the fourth quarter of 2013;
●	Comparable restaurant sales increased 5.7% at Brick House Tavern + Tap, decreased 4.5% at Joe’s Crab Shack and decreased 2.8% at Macaroni Grill;
●

Net loss, which includes a deferred tax asset valuation allowance of $36.0 million, was $48.5 million, or a loss of $1.89 per diluted share, compared to a net loss of $4.4 million, or a loss of $0.17 per diluted share in the fourth quarter of 2013; and

●

Adjusted net loss (a non-GAAP measure) was $6.4 million, or a loss of $0.25 per diluted share, compared to an adjusted net loss of $4.1 million, or a loss of $0.16 per diluted share in the fourth quarter of 2013.

Highlights for the fiscal year of 2014 were as follows:

●	Total revenues were $837.2 million, compared to $760.8 million in 2013;
●	Comparable restaurant sales increased 7.9% at Brick House Tavern + Tap, decreased 4.9% at Joe’s Crab Shack and decreased 4.5% at Macaroni Grill;
●

Net loss, which includes a deferred tax asset valuation allowance of $36.0 million, was $53.5 million, or a loss of $2.09 per diluted share, compared to a net loss of $6.6 million, or a loss of $0.26 per diluted share in 2013; and

●	Adjusted net loss (a non-GAAP measure) was $6.2 million, or a loss of $0.24 per diluted share, compared to an adjusted net loss of $1.3 million, or a loss of $0.05 per diluted share in 2013.

Ray Blanchette, Chief Executive Officer of Ignite Restaurant Group, stated, “While pleased with the twelve consecutive quarters of same store sales growth at Brick House Tavern + Tap, I’m disappointed by the continuing sales pressure in Joe’s Crab Shack. With the divestiture of Romano’s Macaroni Grill announced earlier this week, we will sharpen our focus on driving same store sales growth at Joe’s and growing the national footprint of Brick House Tavern + Tap.”

Review of Fourth Quarter 2014 Operating Results

Total revenues were $177.3 million in the fourth quarter of 2014, a decrease of 5.1% compared to $186.9 million in the fourth quarter of last year.

●	Revenues at Joe’s Crab Shack were $80.0 million during the fourth quarter of 2014 versus $83.6 million in the prior year. Comparable restaurant sales at Joe’s Crab Shack decreased 4.5%.

●

Revenues at Brick House Tavern + Tap were $17.9 million in the fourth quarter of 2014 compared to $15.0 million in the prior year. Comparable restaurant sales at Brick House Tavern + Tap increased 5.7%.

●	Revenues at Macaroni Grill were $79.4 million in the fourth quarter of 2014 compared to $88.3 million in the prior year. Comparable restaurant sales at Macaroni Grill decreased 2.8%.

The fourth quarter and full year 2014 results include a $36.0 million deferred tax asset valuation allowance. Due to the continued operating losses generated by Macaroni Grill and the asset impairments recorded during 2014, we determined that a valuation allowance against our deferred tax asset balance was required.

Net loss for the fourth quarter of 2014 was $48.5 million, or $1.89 per diluted share. The Company’s net loss for the fourth quarter of 2014 included a $36.0 million deferred tax asset valuation allowance and a $7.1 million charge related to asset impairments and loss on insurance settlements, partially offset by a $0.3 million gain on disposal of assets. Excluding the impact of these items, adjusted net loss and adjusted net loss per diluted share (which are non-GAAP financial measures) were $6.4 million and $0.25, respectively, in the fourth quarter of 2014.

Net loss for the fourth quarter of 2013 was $4.4 million, or $0.17 per diluted share. The Company's net loss for the fourth quarter of 2013 included approximately $1.1 million related to asset impairments and losses on disposal of assets, partially offset by a $0.6 million gain on an insurance settlement. Excluding the impact of these items, adjusted net loss and adjusted net loss per diluted share (which are non-GAAP financial measures) were $4.1 million and $0.16, respectively, in the fourth quarter of 2013.

A reconciliation between GAAP net loss and adjusted net loss is included in the accompanying financial data.

Development

During the fourth quarter of 2014, the Company opened one company owned Joe’s and one franchised Macaroni Grill restaurant. Fourteen company owned Macaroni Grill locations closed during the quarter and 26 were closed in fiscal 2014. Three of these locations are being utilized for conversion to Brick House restaurants. One of the locations opened on July 29, 2014 in Fort Worth, Texas, another location, Princeton, New Jersey, opened as a Brick House on February 24, 2015 and the third one, Grapevine, Texas, is scheduled to open in late March.

Liquidity

At December 29, 2014, the Company had $18.3 million of cash and approximately $23.7 million of available borrowing capacity under its current credit facility. The Company was in compliance with the credit facility’s financial covenants.

Subsequent Event

On March 10, 2015, the Company announced that it had entered into a definitive agreement to sell its Romano’s Macaroni Grill subsidiary to Redrock Partners, LLC. Under terms of the agreement, the Company will receive approximately $8.0 million in cash, prior to any adjustments for transaction related costs. The transaction is expected to close by April 10, 2015, subject to customary closing conditions.

Conference Call

Ignite will host a conference call to discuss fourth quarter financial results and the pending divesture of Romano’s Macaroni Grill today at 5:00 PM Eastern Standard Time. Hosting the call will be Ray Blanchette, Chief Executive Officer, Michael Dixon, President and Chief Financial Officer and Brad Leist, Chief Accounting Officer. The conference call can be accessed live over the phone by dialing 888-670-2246 or for international callers by dialing 913-312-1496. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 1792516. The replay will be available until March 19, 2015. The call will also be webcast live from the Company's website at www.igniterestaurants.com under the “Investors” section.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. (NASDAQ: IRG) owns and operates restaurants throughout the U.S. Headquartered in Houston, Ignite's portfolio of restaurant concepts currently includes Joe's Crab Shack, Romano's Macaroni Grill and Brick House Tavern + Tap. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. For more information on Ignite and its distinctive brands visit www.igniterestaurantgroup.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Such statements include, but are not limited to, statements regarding the anticipated disposition of Romano’s Macaroni Grill, scheduled conversions of restaurants, the anticipated growth of Brick House

Tavern + Tap and our effective tax rate.

A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements included in this press release, including the risk factors discussed in the Company’s Form 10-K for the year ended December 30, 2013 (which can be found at the SEC’s website www.sec.gov) and those risk factors discussed in the Company’s Form 10-K for the year ended December 29, 2014 which will be filed with the SEC by March 16, 2015. Each such risk factor is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Results of Operations

The following tables present the consolidated statements of operations and selected other data for the thirteen and fifty-two weeks ended December 29, 2014 and December 30, 2013, and selected consolidated balance sheet information as of December 29, 2014 and December 30, 2013:

Consolidated Statements of Operations	Thirteen Weeks Ended December 29, 2014		Thirteen Weeks Ended December 30, 2013
	(In thousands, except percent and per share data)

Revenues	$177,251	100.0%	$186,850	100.0%
Costs and expenses
Restaurant operating costs and expenses
Cost of sales	53,229	30.0%	55,294	29.6%
Labor expenses	57,275	32.3%	60,024	32.1%
Occupancy expenses	19,205	10.8%	18,970	10.2%
Other operating expenses	36,439	20.6%	41,831	22.4%
General and administrative	10,583	6.0%	11,738	6.3%
Depreciation and amortization	8,848	5.0%	7,832	4.2%
Pre-opening costs	827	0.5%	776	0.4%
Asset impairments and closures	8,294	4.7%	1,120	0.6%
Loss (gain) on disposal of assets	(1,322)	(0.7)%	1,044	0.6%
Total costs and expenses	193,378	109.1%	198,629	106.3%
Loss from operations	(16,127)	(9.1)%	(11,779)	(6.3)%
Interest expense, net	(3,839)	(2.2)%	(1,775)	(0.9)%
Gain (loss) on insurance settlements	(124)	(0.1)%	561	0.3%
Loss before income taxes	(20,090)	(11.3)%	(12,993)	(7.0)%
Income tax expense (benefit)	28,431	16.0%	(8,622)	(4.6)%
Net loss	$(48,521)	(27.4)%	$(4,371)	(2.3)%

Basic and diluted net loss per share data:
Net loss per share
Basic and diluted	$(1.89)		$(0.17)
Weighted average shares outstanding
Basic and diluted	25,673		25,636

Consolidated Statements of Operations	Fifty-Two Weeks Ended December 29, 2014		Fifty-Two Weeks Ended December 30, 2013
	(In thousands, except percent and per share data)

Revenues	$837,185	100.0%	$760,848	100.0%
Costs and expenses
Restaurant operating costs and expenses
Cost of sales	253,255	30.3%	227,571	29.9%
Labor expenses	257,135	30.7%	233,321	30.7%
Occupancy expenses	77,900	9.3%	65,769	8.6%
Other operating expenses	175,513	21.0%	160,312	21.1%
General and administrative	45,288	5.4%	52,465	6.9%
Depreciation and amortization	33,774	4.0%	27,507	3.6%
Pre-opening costs	2,799	0.3%	4,824	0.6%
Asset impairments and closures	12,694	1.5%	1,371	0.2%
Loss on disposal of assets	481	0.1%	2,601	0.3%
Total costs and expenses	858,839	102.6%	775,741	102.0%
Loss from operations	(21,654)	(2.6)%	(14,893)	(2.0)%
Interest expense, net	(12,521)	(1.5)%	(5,246)	(0.7)%
Gain (loss) on insurance settlements	(35)	(0.0)%	1,161	0.2%
Loss before income taxes	(34,210)	(4.1)%	(18,978)	(2.5)%
Income tax expense (benefit)	19,339	2.3%	(12,393)	(1.6)%
Net loss	$(53,549)	(6.4)%	$(6,585)	(0.9)%

Basic and diluted net loss per share data:
Net loss per share
Basic and diluted	$(2.09)		$(0.26)
Weighted average shares outstanding
Basic and diluted	25,659		25,629

Selected Consolidated Balance Sheet Information	December 29, 2014	December 30, 2013
	(In thousands)
Cash and cash equivalents	$18,273	$972
Total assets	327,720	347,084
Long term debt (including current portion)	162,702	131,982
Total liabilities	276,421	245,477
Total stockholders' equity	51,299	101,607

	Thirteen Weeks Ended		Thirteen Weeks Ended		Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	December 29, 2014		December 30, 2013		December 29, 2014		December 30, 2013
	(dollars in thousands)
Selected Other Data(1):
Restaurants opened during the period	1		4		4		14
Number of restaurants open (end of period):
Joe's Crab Shack	139		136		139		136
Brick House Tavern + Tap	21		20		21		20
Romano's Macaroni Grill	153		179		153		179
Total restaurants	313		335		313		335
Restaurant operating weeks
Joe's Crab Shack	1,797		1,768		7,107		6,912
Brick House Tavern + Tap	273		238		1,062		842
Romano's Macaroni Grill	2,105		2,334		8,915		6,957
Average weekly sales
Joe's Crab Shack	$45		$47		$61		$65
Brick House Tavern + Tap	$65		$63		$66		$61
Romano's Macaroni Grill	$37		$37		$37		$37
Change in comparable restaurant sales
Joe's Crab Shack	(4.5%	)	1.9%		(4.9%	)	1.0%
Brick House Tavern + Tap	5.7%		6.6%		7.9%		5.3%
Romano's Macaroni Grill	(2.8%	)	(9.0%	)	(4.5%	)	(6.5%	)
Total	(3.0%	)	(3.9%	)	(4.0%	)	(1.8%	)

(1)	Activity for Romano's Macaroni Grill commenced from the acquisition date of April 9, 2013.

Reconciliation of Non-GAAP Results to GAAP Results

The Company provided detailed explanation of this non-GAAP financial measure, including a discussion of the usefulness and purpose of the measure, in its Form 8-K filed with the Securities and Exchange Commission on March 12, 2015.

	Thirteen Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	December 29, 2014	December 30, 2013	December 29, 2014	December 30, 2013
	(In thousands, except per share data)
Net loss - GAAP	$(48,521)	$(4,371)	$(53,549)	$(6,585)
Adjustments:
Transaction costs(a)	-	-	510	6,035
Proposed secondary offering expenses	-	-	-	759
Costs related to conversions, remodels and closures	(303)	367	3,935	1,000
Write-off of debt issuance costs	-	24	2,241	507
Asset impairment	6,964	682	8,734	682
Non-recurring recruitment and training expenses	-	-	-	327
Loss (gain) on insurance settlements	124	(561)	35	(1,161)
Income tax effect of adjustments above	(602)	(205)	(4,018)	(2,881)
Valuation allowance	35,953	-	35,953	-
Adjusted net loss - non-GAAP	$(6,385)	$(4,064)	$(6,159)	$(1,317)

Weighted average shares outstanding (GAAP)
Basic	25,673	25,636	25,659	25,629
Diluted	25,673	25,636	25,659	25,629
Net loss per share (GAAP)
Basic and diluted	$(1.89)	$(0.17)	$(2.09)	$(0.26)
Adjusted net loss per share (non-GAAP)
Basic and diluted	$(0.25)	$(0.16)	$(0.24)	$(0.05)

(a) Transaction costs include costs related to our acquisition of Romano's Macaroni Grill in 2013 and our debt refinancing in 2014.